Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS SECOND QUARTER 2009 RESULTS
MIAMI, July 23, 2009 — Ryder System, Inc. (NYSE: R)
•	Q2 EPS of $0.41 Include Restructuring and Other Charges of $0.02

•	Q2 Comparable EPS of $0.43 Decline from $1.21 in 2008

•	Q2 Total Revenue 25% Lower; Operating Revenue Declines 15%

•	Full Year Free Cash Flow Expected to Increase Beyond Prior Estimate of $465 Million
     Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) of $0.41 for the three-month period ended June 30, 2009, compared with EPS of $1.09 in the year-earlier period. Net earnings were $22.9 million, compared with $62.9 million in the year-earlier period. EPS and net earnings in the current period include a charge for restructuring and other items of $0.02 and $1.0 million, respectively. Earnings in the year-earlier period included an after-tax charge of $0.12 per diluted share or $6.8 million in the Company’s Supply Chain Solutions (SCS) operations in Brazil to adjust accruals and tax deferrals related to previous years. Excluding these charges, comparable EPS in the second quarter of 2009 were $0.43, down 64% from $1.21, and comparable net earnings were $23.9 million, down 66% from $69.8 million. Comparable earnings results reflect significantly lower pre-tax earnings in the Fleet Management Solutions (FMS) business segment. This was driven by decreased global results in commercial rental, used vehicle sales, and full service lease. In addition, higher pension expense reduced comparable EPS by $0.17. To a lesser extent, earnings were negatively impacted by significantly lower global automotive industry volumes.
     Total revenue for the second quarter of 2009 was $1.24 billion, down 25% compared with $1.66 billion the same period of last year. Total revenue comparisons were adversely impacted by lower fuel prices and fuel volumes, as well as unfavorable foreign exchange rate movements. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $1.04 billion, down 15% compared with $1.21 billion in the year-earlier period. Operating revenue included the impact of unfavorable foreign exchange rates. FMS business segment total revenue decreased 26% due to lower fuel services revenue. FMS operating revenue decreased 8% due to lower commercial rental revenue and unfavorable foreign exchange rate movements. Full service lease revenue was negatively impacted by lower miles driven by customers with their fleets, and customer fleet downsizing. SCS business segment total revenue decreased 30% and operating revenue declined 28% due to lower global automotive volumes, unfavorable foreign exchange rate movements and lower fuel volumes and fuel prices. Dedicated Contract Carriage (DCC) business segment total revenue decreased 19% and operating revenue decreased 20% due to lower passed through fuel prices and lower freight volumes.
     Commenting on the Company’s second quarter performance, Ryder Chairman and CEO Greg Swienton said, “Overall trends related to the weak economy were consistent with the first quarter and continued to impact Ryder and its customers through the second quarter. While the downturn affected all business segments, FMS was especially impacted in the areas of commercial rental and used vehicle sales. In SCS, we were pleased that the unprecedented level of recent automotive bankruptcy filings resulted in no losses from accounts receivable, and that our team has managed effectively through the many challenges in this sector. Although it faced a range of difficulties, SCS returned to profitability during the quarter. Overall, Ryder’s financial position remains strong, despite very difficult market conditions. Our business model continued to deliver increased free cash flow in the quarter, and the Company maintains strong liquidity and access to capital markets. In this tight credit market we successfully secured a new $875 million, three-year global revolving credit agreement, announced early in the quarter. This provides an additional tool to support working capital requirements, capital investments, and other business activities.”

Year-to-Date Operating Results
     Revenue for the six months ended June 30, 2009 was $2.45 billion, down 24% from $3.20 billion in the same period of 2008. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first six months of 2009 was $2.04 billion, down 14% from $2.39 billion in the first six months of 2008. Ryder’s 2009 year-to-date net earnings were $29.7 million, compared with $119.0 million in the year-earlier period. EPS were $0.53 for the first six months of 2009 compared with $2.05 for the same period of 2008. Comparable year-to-date net earnings were $37.6 million, compared with $125.9 million in the first half of 2008. Comparable EPS were $0.67, compared with $2.17 in the year-earlier period. Comparable year-to-date net earnings and EPS exclude restructuring and other items in 2009 and second quarter 2008 charges in the Company’s SCS operations in Brazil to adjust accruals and tax deferrals related to previous years.
     Operating cash flow for the first half of 2009 was $492.4 million, down 6% from $522.5 million in the comparable period of 2008. Free cash flow through June 30, 2009 was $241.3 million, compared with $88.6 million in the same period 2008, primarily due to lower net cash paid for capital expenditures.
Second Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring and other items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, total revenue in the second quarter of 2009 was $890.5 million, down 26% compared with $1.20 billion in the year-earlier period. Fuel services revenue in the second quarter of 2009 decreased 58% compared with the same period in 2008 due to lower fuel prices and reduced gallons pumped at Ryder’s fuel service centers. Operating revenue (revenue excluding fuel) in the second quarter of 2009 was $711.8 million, down 8% compared with $773.9 million in the year-earlier period. Full service lease revenue decreased 2% in the second quarter of 2009 as unfavorable foreign exchange rate movements more than offset an increase of 1% in the North American market including acquisitions. Full service lease was negatively impacted by lower miles driven by customers with their fleets, and customer fleet downsizing. Contract maintenance revenue increased 1% in the second quarter of 2009 due primarily to new sales activity, partially offset by the impact of unfavorable exchange rates. Commercial rental revenue decreased 26% reflecting weak global market demand and lower pricing.

     The FMS business segment’s NBT was $41.8 million in the second quarter of 2009, down 64% compared with $115.8 million in the same period of 2008. NBT results were related primarily to a decline in global commercial rental results, lower used vehicle sales results, reduced full service lease results, and higher pension expense. These items were partially offset by cost reduction initiatives including workforce reductions. Commercial rental results were impacted by weak global demand which drove lower utilization and reduced pricing. Used vehicle sales results were also impacted by weak demand which drove lower pricing, as well as higher inventory levels compared with the prior year period. Full service lease results were adversely impacted by the protracted length and severity of the current freight recession, which has resulted in reduced customer demand for new leases and downsizing of customer fleets. Customers are also driving significantly fewer miles with their existing fleets, which lowers Ryder’s variable revenue and fuel gallons sold. As previously announced, pension expense significantly increased in 2009 primarily because of poor performance in the overall stock market in 2008. Business segment NBT as a percentage of operating revenue was 5.9% in the second quarter of 2009, down 910 basis points compared with 15.0% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, second quarter 2009 total revenue was $308.0 million, down 30% from $440.9 million in the comparable period in 2008. Second quarter 2009 operating revenue (revenue excluding subcontracted transportation) was $253.5 million, down 28% compared with $349.7 million in the comparable period a year ago. Both total revenue and operating revenue declined primarily due to lower global automotive and other freight volumes. Revenue comparisons were also impacted by unfavorable foreign exchange rate movements, as well as lower fuel volumes and fuel prices.
     The SCS business segment returned to profitability in the second quarter of 2009 with NBT of $2.8 million. Segment NBT did, however, decline 59% from $6.8 million in the same quarter of 2008. Business segment earnings were negatively impacted by significantly reduced North American automotive volumes and plant closure costs, which decreased segment results by $5.6 million. Second quarter 2009 business segment NBT also included an operating loss of $3.6 million related to South American and European markets the Company expects to exit by the end of 2009. In the prior year period, these markets had an operating loss of $8.9 million which related primarily to higher transportation costs, customs and cross-border strikes, and adverse developments in certain litigation related matters in Brazil. Additionally, automotive results in the year-earlier period were negatively impacted by $3.1 million related to automotive strikes in North America. Second quarter 2009 NBT for the business segment as a percentage of operating revenue was 1.1%, compared with 1.9% in the same quarter of 2008.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, second quarter 2009 total revenue of $116.0 million was down 19% compared with $143.7 million in the second quarter of 2008. Operating revenue (revenue excluding subcontracted transportation) in the second quarter of 2009 was $113.5 million, down 20% compared with $141.3 million in the year-earlier period. Total revenue and operating revenue decreased due to the pass through of lower fuel costs and lower freight volumes.

     The DCC business segment’s NBT in the second quarter of 2009 was $10.7 million, down 14% compared with $12.4 million in the second quarter of 2008 due to the decline in revenue driven by lower volumes. Business segment NBT as a percentage of operating revenue was 9.4% in the second quarter of 2009, up 60 basis points compared with 8.8% in the year-earlier period, driven primarily by the impact of lower fuel costs.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the second quarter of 2009, CSS costs were $40.0 million, down from $45.1 million in the year-earlier period reflecting lower spending across all functional areas due in most part to the benefit of cost reduction actions.
Restructuring and Other Items
     Pre-tax restructuring and other items in the second quarter of 2009 totaled $0.8 million ($0.5 million after tax), or $0.02 per diluted share for the second quarter of 2009. The Company recognized $1.3 million of costs in the quarter associated with the exit of SCS operations in South America and Europe, primarily related to employee severance. Pre-tax restructuring and other items in the second quarter of 2009 also included a recovery of $0.5 million related to previously written off long-term assets. Pre-tax restructuring and other items in the second quarter of 2008 included a previously announced charge of $6.5 million ($6.8 million after tax), or $0.12 per diluted share, for adjustments in prior years associated with the Company’s SCS operations in Brazil.
Income Taxes
     The Company’s effective income tax rate for the second quarter of 2009 was 44.6% of pre-tax earnings compared with 44.1% in the year-earlier period. The current period income tax rate reflects the impact associated with non-deductible items on lower projected pre-tax earnings.

Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $342.1 million for the first half of 2009, reduced from $639.0 million in the same period of 2008. The decrease in capital expenditures reflects reduced full service lease vehicle spending due to lower new and replacement sales in the current global economic environment, as well as increased use of term extensions and used vehicle redeployments. Additionally, the decrease reflects planned lower spending on transactional commercial rental vehicles. Net capital expenditures (including proceeds from the sale of assets) were $238.9 million, down from $496.1 million in the same period of 2008.
     The Company anticipates full-year 2009 capital expenditures to be approximately $550 million, down from $1.27 billion in 2008. The current capital expenditure forecast represents a decrease of approximately $390 million from the Company’s previous forecast of approximately $940 million. The decline is due to lower expected new and replacement lease spending, as customers continue to downsize their fleets. Increased lease term extensions and redeployments of used equipment also reduced the need for new vehicle purchases.
Cash Flow
     Operating cash flow through June 30, 2009, was $492.4 million, down 6% from $522.5 million in the same period of 2008. Total cash generated (including proceeds from used vehicle sales) through June 30, 2009, was $632.6 million, down 9% from $697.6 million in the same period of 2008, primarily due to lower proceeds from used vehicle sales. Free cash flow through June 30, 2009, was $241.3 million, up from $88.6 million for the same period of 2008, primarily due to lower net cash paid for capital expenditures. Ryder expects free cash flow comparisons to improve throughout the remainder of the year due primarily to lower capital expenditures, partially offset by lower earnings, higher cash taxes, and lower used vehicle sales proceeds. The Company may also elect to make voluntary pension contributions as the year progresses.

Leverage
     Balance sheet debt as of June 30, 2009 decreased by $150.5 million compared with year-end 2008, due primarily to the utilization of free cash flow to repay debt. The leverage ratio for balance sheet debt as of June 30, 2009 was 191%, compared with 213% at year-end 2008. Total obligations to equity as of June 30, 2009 were 201%, down from 225% at year-end 2008.
Outlook
     The Company anticipates the weak overall economic environment and protracted freight recession to continue throughout the remainder of 2009. These conditions are expected to primarily impact Ryder’s FMS and SCS business segments. In FMS, the Company expects a growing impact from lower lease sales and renewals as customers continue to downsize their fleets, as well as a continuing impact from fewer miles driven. The continued market softness is also expected to negatively affect commercial rental and used vehicles sales results. SCS results are expected to show sequential improvement in the second half of the year due to modest increases in anticipated automotive industry production levels and the favorable impact associated with discontinuing SCS operations in South America and Europe.
     Full year 2009 free cash flow is expected to show further improvement beyond the previously announced estimate of $465 million due primarily to lower capital spending from reduced levels of new lease sales and renewals.
     Commenting on the remainder of 2009, Mr. Swienton said, “We expect our earnings will continue to be negatively affected by an extremely challenging business environment. However, our effective management processes, the cash-generating capabilities of Ryder’s business model, and solid access to capital provide us with strength, liquidity and stability to succeed in the current difficult business environment. Reflecting our confidence in these areas, last week we increased Ryder’s dividend for the fifth time in less than five years, which marks our 132nd consecutive quarterly dividend payment.”

About Ryder
     Ryder provides leading-edge transportation, logistics, and supply chain management solutions. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 399th on the FORTUNE 500®. For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, further deterioration in economic conditions and freight volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, customer acceptance or competition, customer retention levels, unexpected volume declines, automotive plant shutdowns and shift eliminations, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, the timing and impact of the restructuring activities announced in Q4 2008, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in economic and market conditions affecting the commercial rental market or the sale of used vehicles, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, lack of accretive acquisition opportunities, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, further decline in pension plan returns, sudden or unusual changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Thursday, July 23, 2009, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.
•	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH4439004 and Passcode: RYDER.

•	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-272-5921 (outside U.S. dial 1-402-220-9717), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS – UNAUDITED
Periods ended June 30, 2009 and 2008
(In millions, except per share amounts)

	Three Months		Six Months
	2009	2008	2009	2008

Revenue	$1,242.7	1,660.2	$2,445.8	3,203.8

Operating expense	554.0	843.2	1,098.5	1,606.9
Salaries and employee-related costs	314.9	354.0	625.1	712.4
Subcontracted transportation	57.0	93.7	109.6	169.0
Depreciation expense	224.6	209.3	447.1	415.2
Gains on vehicle sales, net	(3.1)	(10.2)	(7.1)	(22.6)
Equipment rental	16.9	20.3	32.5	41.8
Interest expense	37.3	37.6	76.1	75.0
Miscellaneous (income) expense, net	(1.5)	(0.3)	(1.0)	1.3
Restructuring and other charges, net	1.3	—	5.5	—

	1,201.4	1,547.6	2,386.3	2,999.0

Earnings before income taxes	41.3	112.7	59.5	204.8
Provision for income taxes	(18.4)	(49.8)	(29.8)	(85.8)

Net earnings	$22.9	62.9	$29.7	119.0

Earnings per common share - Diluted	$0.41	1.09	$0.53	2.05

Weighted-average shares outstanding - Diluted	55.4	57.0	55.3	57.5

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS – UNAUDITED
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	June 30,	December 31,
	2009	2008
Assets:

Cash and cash equivalents	$104.5	120.3
Other current assets	764.7	830.9
Revenue earning equipment, net	4,453.2	4,565.2
Operating property and equipment, net	546.1	546.8
Other assets	661.5	626.3

	$6,530.0	6,689.5

Liabilities and shareholders’ equity:

Short-term debt/current portion of long-term debt	$337.2	384.3
Other current liabilities	597.9	726.9
Long-term debt	2,375.1	2,478.5
Other non-current liabilities (including deferred income taxes)	1,803.2	1,754.6
Shareholders’ equity	1,416.6	1,345.2

	$6,530.0	6,689.5

SELECTED KEY RATIOS

	June 30,	December 31,
	2009	2008
Debt to equity	191%	213%
Total obligations to equity*	201%	225%

	Twelve months ended June 30,
	2009	2008
Return on average shareholders’ equity	7.3%	13.9%
Return on average assets	1.6%	3.7%
Return on capital*	5.9%	7.4%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS – UNAUDITED
Periods ended June 30, 2009 and 2008
(Dollars in millions)

	Three Months			Six Months
	2009	2008	B(W)	2009	2008	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$504.9	516.1	(2)%	$996.5	1,020.3	(2)%
Contract maintenance	42.3	41.9	1%	83.7	82.5	1%

Contractual revenue	547.2	558.0	(2)%	1,080.2	1,102.8	(2)%
Contract-related maintenance	40.8	50.1	(19)%	85.8	101.8	(16)%
Commercial rental	108.6	146.6	(26)%	207.8	279.3	(26)%
Other	15.2	19.2	(20)%	30.3	37.0	(18)%
Fuel	178.7	427.4	(58)%	349.0	786.1	(56)%

Total Fleet Management Solutions	890.5	1,201.3	(26)%	1,753.1	2,307.0	(24)%
Supply Chain Solutions	308.0	440.9	(30)%	605.4	855.1	(29)%
Dedicated Contract Carriage	116.0	143.7	(19)%	231.1	280.9	(18)%
Eliminations	(71.8)	(125.7)	43%	(143.8)	(239.2)	40%

Total revenue	$1,242.7	1,660.2	(25)%	$2,445.8	3,203.8	(24)%

Operating Revenue:*
Fleet Management Solutions	$711.8	773.9	(8)%	$1,404.1	1,520.9	(8)%
Supply Chain Solutions	253.5	349.7	(28)%	500.6	691.7	(28)%
Dedicated Contract Carriage	113.5	141.3	(20)%	226.3	275.3	(18)%
Eliminations	(42.4)	(51.4)	17%	(86.6)	(102.7)	16%

Total operating revenue	$1,036.4	1,213.5	(15)%	$2,044.4	2,385.2	(14)%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$41.8	115.8	(64)%	$72.2	207.2	(65)%
Supply Chain Solutions	2.8	6.8	(59)%	0.7	15.1	(95)%
Dedicated Contract Carriage	10.7	12.4	(14)%	20.9	23.7	(12)%
Eliminations	(4.9)	(7.7)	37%	(10.4)	(15.1)	31%

	50.4	127.3	(60)%	83.4	230.9	(64)%
Unallocated Central Support Services	(8.3)	(8.1)	(2)%	(15.2)	(19.6)	23%

Earnings before restructuring and other items and income taxes	42.1	119.2	(65)%	68.2	211.3	(68)%
Restructuring and other charges, net and other items	(0.8)	(6.5)	NM	(8.7)	(6.5)	NM

Earnings before income taxes	41.3	112.7	(63)%	59.5	204.8	(71)%
Provision for income taxes	(18.4)	(49.8)	63%	(29.8)	(85.8)	65%

Net earnings	$22.9	62.9	(64)%	$29.7	119.0	(75)%

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION – UNAUDITED
Periods ended June 30, 2009 and 2008
(Dollars in millions)

	Three Months			Six Months
	2009	2008	B(W)	2009	2008	B(W)
Fleet Management Solutions

Total revenue	$890.5	1,201.3	(26%)	$1,753.1	2,307.0	(24%)
Fuel revenue	(178.7)	(427.4)	(58%)	(349.0)	(786.1)	(56%)

Operating revenue *	$711.8	773.9	(8%)	$1,404.1	1,520.9	(8%)

Segment earnings before income taxes	$41.8	115.8	(64%)	$72.2	207.2	(65%)

Earnings before income taxes as % of total revenue	4.7%	9.6%		4.1%	9.0%

Earnings before income taxes as % of operating revenue *	5.9%	15.0%		5.1%	13.6%

Supply Chain Solutions

Total revenue	$308.0	440.9	(30%)	$605.4	855.1	(29%)
Subcontracted transportation	(54.5)	(91.2)	(40%)	(104.8)	(163.4)	(36%)

Operating revenue *	$253.5	349.7	(28%)	$500.6	691.7	(28%)

Segment earnings before income taxes	$2.8	6.8	(59%)	$0.7	15.1	(95%)

Earnings before income taxes as % of total revenue	0.9%	1.5%		0.1%	1.8%

Earnings before income taxes as % of operating revenue *	1.1%	1.9%		0.1%	2.2%

Memo: Fuel costs	$15.7	47.2	67%	$30.8	87.7	65%

Dedicated Contract Carriage

Total revenue	$116.0	143.7	(19%)	$231.1	280.9	(18%)
Subcontracted transportation	(2.5)	(2.4)	3%	(4.8)	(5.6)	(14%)

Operating revenue*	$113.5	141.3	(20%)	$226.3	275.3	(18%)

Segment earnings before income taxes	$10.7	12.4	(14%)	$20.9	23.7	(12%)

Earnings before income taxes as % of total revenue	9.2%	8.6%		9.1%	8.4%

Earnings before income taxes as % of operating revenue *	9.4%	8.8%		9.2%	8.6%

Memo: Fuel costs	$16.7	36.5	54%	$32.7	67.2	51%

* Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS – PRELIMINARY AND UNAUDITED
(Dollars in millions)
OPERATING REVENUE RECONCILIATION

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Total revenue	$1,242.7	1,660.2	$2,445.8	3,203.8

Fuel services and subcontracted transportation revenue	(235.7)	(521.1)	(458.6)	(955.1)
Fuel eliminations	29.4	74.4	57.2	136.5

Operating revenue*	$1,036.4	1,213.5	$2,044.4	2,385.2

DEBT TO EQUITY RECONCILIATION

	June 30,		December 31,
	2008	% to Equity	2008	% to Equity

On-balance sheet debt	$2,712.3	191%	$2,862.8	213%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	140.0		163.0

Total obligations *	$2,852.3	201%	$3,025.8	225%

CASH FLOW RECONCILIATION

	Six months ended June 30,
	2009	2008

Net cash provided by operating activities	$492.4	522.5
Proceeds from sales (primarily revenue earning equipment)	103.3	142.9
Collections on direct finance leases	36.9	31.9
Other, net	—	0.3

Total cash generated *	632.6	697.6
Capital expenditures	(391.3)	(609.0)

Free cash flow *	$241.3	88.6

RETURN ON CAPITAL RECONCILIATION

		Twelve Months ended June 30,
		2009	2008

Net earnings (12-month rolling period)		$110.6	256.5
+	Restructuring and other items	72.7	8.0
+	Income taxes	94.0	164.5

	Adjusted earnings before income taxes	277.3	429.0
+	Adjusted interest expense (b)	163.6	165.3
-	Adjusted income taxes	(172.3)	(234.3)

=	Adjusted net earnings for ROC (numerator)	$268.6	360.0

Average total debt		$2,870.8	2,833.4
+	Average off-balance sheet debt	158.2	183.6
+	Average adjusted total shareholders’ equity (c)	1,538.5	1,844.6

=	Adjusted average total capital (denominator)	$4,567.5	4,861.6

Adjusted ROC *		5.9%	7.4%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents shareholders’ equity excluding comparable earnings items for those periods.

*	Non-GAAP financial measure

Note: Amounts may not recalculate due to rounding.
                    Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS – PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)
NET EARNINGS / EPS RECONCILIATION

	Three Months			Six Months
	2009			2009
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Revenue	$1,242.7	—	1,242.7	$2,445.8	—	2,445.8

Operating expense (a)	554.0	0.5	554.5	1,098.5	0.7	1,099.2
Salaries and employee-related costs	314.9		314.9	625.1		625.1
Subcontracted transportation	57.0		57.0	109.6		109.6
Depreciation expense (b)	224.6		224.6	447.1	(3.9)	443.2
Gains on vehicle sales, net	(3.1)		(3.1)	(7.1)		(7.1)
Equipment rental	16.9		16.9	32.5		32.5
Interest expense	37.3		37.3	76.1		76.1
Miscellaneous (income), net	(1.5)		(1.5)	(1.0)		(1.0)
Restructuring and other charges, net	1.3	(1.3)	—	5.5	(5.5)	—

	1,201.4	(0.8)	1,200.6	2,386.3	(8.7)	2,377.6

Earnings before income taxes	41.3	0.8	42.1	59.5	8.7	68.2
Provision for income taxes	(18.4)	0.2	(18.2)	(29.8)	(0.8)	(30.6)

Net earnings	$22.9	1.0	23.9	$29.7	7.9	37.6

Tax Rate	44.6%		43.2%	50.0%		44.8%

Weighted-average shares outstanding - Diluted	55.4		55.4	55.3		55.3

Earnings per common share - Diluted	$0.41		0.43	$0.53		0.67

	Three Months			Six Months
	2008			2008
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,660.2	—	1,660.2	$3,203.8	—	3,203.8

Operating expense (c)	843.2	(4.9)	838.3	1,606.9	(4.9)	1,602.0
Salaries and employee-related costs	354.0		354.0	712.4		712.4
Subcontracted transportation (c)	93.7	(1.6)	92.1	169.0	(1.6)	167.4
Depreciation expense	209.3		209.3	415.2		415.2
Gains on vehicle sales, net	(10.2)		(10.2)	(22.6)		(22.6)
Equipment rental	20.3		20.3	41.8		41.8
Interest expense	37.6		37.6	75.0		75.0
Miscellaneous (income) expense, net	(0.3)		(0.3)	1.3		1.3
Restructuring and other charges, net	—	—	—	—	—	—

	1,547.6	(6.5)	1,541.1	2,999.0	(6.5)	2,992.5

Earnings before income taxes	112.7	6.5	119.2	204.8	6.5	211.3
Provision for income taxes	(49.8)	0.3	(49.5)	(85.8)	0.3	(85.5)

Net earnings	$62.9	6.8	69.8	$119.0	6.8	125.9

Tax Rate	44.1%		41.5%	41.9%		40.4%

Weighted-average shares outstanding - Diluted	57.0		57.0	57.5		57.5

Earnings per common share - Diluted	$1.09		1.21	$2.05		2.17

Notes:
(a)	International asset recovery.

(b)	International asset impairment charge.

(c)	Charge for prior years’ adjustments associated with our Brazilian SCS operation.
   Note: Amounts are calculated independently for each component and may not be additive due to rounding.